Exhibit 10.28
ValueVision Media, Inc.
Compensation of Directors*
(Effective April 17, 2008)
1.       Compensation for service on the Board:
•	$65,000 per annum cash compensation

•	Annual grant of 8,000 shares of restricted stock made immediately following election of the director at each annual shareholders meeting. The shares of restricted stock vest on the day immediately prior to the next following annual shareholders meeting after the date of grant.
2.       Additional Compensation for Chairman of the Board:
•	Additional cash compensation of $65,000 per annum

•	Annual grant of 20,000 stock options per annum, with the option grant made immediately following the annual shareholders meeting

•	Monthly retainer of $10,000 per month for transitional assistance to incoming CEO during the period of March 2008 through January 2009
3.       Additional Cash Compensation for service on Committees of the Board:
•	$12,000 per annum for serving as Chairman of Compensation or Governance Committee

•	$20,000 per annum for serving as Chairman of Audit Committee; and

•	$10,000 for other members of the Audit Committee
4.       Per Meeting Fees:
•	No per meeting fees

*	Directors who are a member of ValueVision Media, Inc. management or who are elected by the holders of the Series A Preferred Stock (currently the sole holder is GE Equity Investments, Inc.) do not receive any compensation for their service on the Board of Directors or the Committees thereof.